Exhibit 16.1

April 23, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Arbutus Biopharma Corporation (the “Company”) and, under the date of March 7, 2019, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2018 and 2017, and the effectiveness of internal control over financial reporting as of December 31, 2018. On April 19, 2019, we were notified that the Company will engage Ernst & Young LLP as its principal accountant for the year ended December 31, 2019 and that the auditor-client relationship with KPMG will cease upon approval by the shareholders. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 23, 2019, and we agree with such statements, except that we are: (1) not in a position to agree or disagree with the Company’s stated reason for changing principal accountants, (2) not in a position to agree or disagree with the Company’s statement that Ernst & Young LLP was appointed to replace KPMG LLP by the Audit Committee of the Board of Directors, and (3) not in a position to agree or disagree with the Company’s statement that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP

KPMG LLP